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                                                                Exhibit 18(d)

                                   RULE 18f-3
                                MULTI-CLASS PLAN

                                       FOR

                 THE GABELLI GLOBAL CONVERTIBLE SECURITIES FUND

                   SERIES OF GABELLI GLOBAL SERIES FUNDS, INC.


                This Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares in relation to The Gabelli Global Convertible Securities Fund, consisting of a separate class of the capital stock of the Gabelli Global Series Funds, Inc. (the "Corporation"), in accordance with the terms, procedures and conditions set forth below. A majority of the Directors of the Corporation, including a majority of the Directors who are not interested persons of the Corporation within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Corporation and each Class of Shares constituting the Fund.

            A. DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

                  1. THE ACT - the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

                  2.    CDSC - contingent deferred sales charge.

                  3. CDSC PERIOD - the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

                  4.    CLASS - a sub-series of Shares of the Fund.

                  5. CLASS A SHARES - shall have the meaning ascribed in Section B.1.

                  6. CLASS B SHARES - shall have the meaning ascribed in Section B.1.

                  7. CLASS C SHARES - shall have the meaning ascribed in Section B.1.

                  8. CLASS AAA SHARES - shall have the meaning ascribed in Section B.1.

                  9. DISTRIBUTION EXPENSES - expenses, including allocable overhead costs, imputed interest, any other expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

                  10. DISTRIBUTION FEE - a fee paid by the Corporation in respect of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.
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                  11.   DIRECTORS - the directors of the Corporation.

                  12.   DISTRIBUTOR - Gabelli & Company, Inc.

                  13.   FUND - The Gabelli Global Convertible Securities Fund.

                  14.   IRS - Internal Revenue Service

                  15.   NASD - National Association of Securities Dealers, Inc.

                  16. PLAN OF DISTRIBUTION - any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

                  17. PROSPECTUS - the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund.

                  18.   SEC - Securities and Exchange Commission

                  19. SERVICE FEE - a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class.

                  20.   SHARE - a share in the Fund.

            B. CLASSES. Subject to further amendment, the Corporation may offer different Classes of Shares constituting the Fund as follows:

                  1. CLASS A SHARES. Class A Shares means The Gabelli Global Convertible Securities Fund Class A Stock as designated by Articles Supplementary adopted by the Directors. Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or the NASD as set forth in the Prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act. Class A Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Directors and set forth in the Prospectus.

                  2. CLASS B SHARES. Class B Shares means The Gabelli Global Convertible Securities Fund Class B Stock as designated by Articles Supplementary adopted by the Directors. Class B Shares shall be (1) offered at net asset value,
                        (2) subject to a CDSC for the CDSC Period set forth in Section D.1,


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                        (3) subject to ongoing Distribution Fees and Service
                        Fees approved from time to time by the Directors and set forth in the Prospectus and (4) converted to Class A Shares on the first business day of the eighty-fifth calendar month following the calendar month in which such Shares were issued. For Class B Shares previously exchanged for shares of a money market fund the investment adviser of which is the same as or an affiliate of the investment adviser of the Fund, the time period during which such Shares were held in the money market fund will be excluded.

                  3. CLASS C SHARES. Class C Shares means The Gabelli Global Convertible Securities Fund Class C Stock as designated by Articles Supplementary adopted by the Directors. Class C Shares shall be (1) offered at net asset value,
                        (2) subject to a CDSC for the CDSC Period set forth in Section D.1. and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Directors and set forth in the Prospectus.

                  4. CLASS AAA SHARES. Class AAA Shares means The Gabelli Global Convertible Securities Fund Class AAA Stock as designated by Articles Supplementary adopted by the Directors. Class AAA Shares shall be (1) offered at net asset value, (2) sold without a front end sales charge or CDSC, (3) offered only to investors acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class AAA Shares and (4) subject to ongoing Distribution Fees or Service Fees approved from time to time by the Directors and set forth in the Prospectus.

            C. RIGHTS AND PRIVILEGES OF CLASSES. Each of the Class A Shares, Class B Shares, Class C Shares and Class AAA Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Articles Supplementary adopted by the Directors with respect to each of such Classes.

            D. CDSC. A CDSC may be imposed upon redemption of Class A Shares, Class B Shares and Class C Shares that do not incur a front end sales charge subject to the following conditions:

                  1. CDSC PERIOD. The CDSC Period for Class A Shares and Class C Shares shall be twenty-four months plus any portion of the month during which payment for such Shares was received. The CDSC Period for Class B Shares shall be eighty-four months plus any portion of the month during which payment for such Shares was received.

                  2. CDSC RATE. The CDSC rate shall be recommended by the Distributor and approved by the Directors. If a CDSC is imposed for a period greater than thirteen months the CDSC rate must decline during the CDSC Period such that
                        (a) the CDSC rate is less in the last twelve months of the CDSC Period




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                        than in the first twelve months (plus any initial
                        partial month) and (b) in each succeeding twelve months the CDSC rate shall be less than or equal to the CDSC rate in the preceding twelve months (plus any initial partial month).

                  3. DISCLOSURE AND CHANGES. The CDSC rates and CDSC Period shall be disclosed in the Prospectus and may be decreased at the discretion of the Distributor but may not be increased unless approved as set forth in Section L.

                  4. METHOD OF CALCULATION. The CDSC shall be assessed on an amount equal to the lesser of the then current net asset value or the cost of the Shares being redeemed. No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares and Class C Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

                  5. WAIVER. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares of any Class under circumstances previously approved by the Directors and disclosed in the Prospectus and as allowed under Rule 6c-10 under the Act.

                  6. CALCULATION OF OFFERING PRICE. The offering price of Shares of any Class subject to a CDSC shall be computed in accordance with Rule 22c-1 under the Act and Section 22(d) of the Act and the rules and regulations thereunder.

                  7. RETENTION BY DISTRIBUTOR. The CDSC paid with respect to Shares of any Class may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and for Distribution Expenses.

            E. SERVICE AND DISTRIBUTION FEES. Class A Shares and Class AAA Shares shall be subject to ongoing Distribution Fees or Service Fees not in excess of 0.25% per annum of the average daily net assets of the relevant Class. Class B Shares and Class C Shares shall be subject to a Distribution Fee not in excess of 0.75% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

            F. CONVERSION. Shares acquired through the reinvestment of dividends and capital gain distributions paid on Shares of a Class subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares of a Class in a shareholder's account (other than Shares held in the sub-account) convert to Class A



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                        Shares, a proportionate number of Shares held in the
                        sub-account shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Shares, the Distributor shall waive or reimburse the Fund, or take such other actions with the approval of the Directors as may be reasonably necessary to ensure that, the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Shares are not higher than the expenses, including payments authorized under a Plan of Distribution, applicable to the Class of Shares that converts into Class A Shares. Shares acquired through an exchange privilege will convert to Class A Shares after expiration of the conversion period applicable to such Shares. The continuation of the conversion feature is subject to continued compliance with the rules and regulations of the SEC, the NASD and the IRS.

            G. ALLOCATION OF LIABILITIES, EXPENSES, INCOME AND GAINS AMONG CLASSES.

                  1. LIABILITIES AND EXPENSES APPLICABLE TO A PARTICULAR CLASS. Each Class shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

                  2. INCOME, LOSSES, CAPITAL GAINS AND LOSSES, AND LIABILITIES AND OTHER EXPENSES APPLICABLE TO ALL CLASSES. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

                  3. DETERMINATION OF NATURE OF ITEMS. The Directors shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

            H. EXCHANGE PRIVILEGE. Holders of Class A Shares, Class B Shares, Class C Shares and Class AAA Shares shall have such exchange privileges as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

            I.    VOTING RIGHTS OF CLASSES.

                  1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class, provided that:


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                     a.    If any amendment is proposed to the Plan of
                           Distribution under which Distribution Fees or Service Fees are paid with respect to Class A Shares of the Fund that would increase materially the amount to be borne by Class A Shares under such Plan of Distribution, then no Class B Shares shall convert into Class A Shares of the Fund until the holders of Class B Shares of the Fund have also approved the proposed amendment.

                     b. If the holders of either the Class B Shares referred to in subparagraph a. do not approve the proposed amendment, the Directors and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

                2. Shareholders of a Class shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class, provided that:

                     a. If the holders of Class A Shares approve any increase in expenses allocated to the Class A Shares, then no Class B Shares shall convert into Class A Shares of the Fund until the holders of Class B Shares of the Fund have also approved such expense increase.

                     b. If the holders of Class B Shares referred to in subparagraph a. do not approve such increase, the Directors and the Distributor shall take such action as is necessary to ensure that the Class B Shares shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the expense increase.

         J. DIVIDENDS AND DISTRIBUTIONS. Dividends and capital gain distributions paid by the Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

         K. REPORTS TO DIRECTORS. The Distributor shall provide the Directors such information as the Directors may from time to time deem to be reasonably necessary to evaluate this Plan.



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      L.    AMENDMENT. Any material amendment to this Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Directors of the Fund, including the affirmative vote of the Directors of the Fund who are not interested persons of the Fund, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. Except as so provided, no amendment to the Plan shall be required to be approved by the shareholders of any Class of the Shares constituting the Fund. The Distributor shall provide the Directors such information as may be reasonably necessary to evaluate any amendment to this Plan.